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                                                                    EXHIBIT 23.1




The Board of Directors
Reddi Brake Supply Corporation and Subsidiaries

We consent to incorporation by reference in the registration statements ((Form S-8 No. 33-66462) pertaining to the Wesco Auto Parts Corporation 1992 Incentive Stock Option Plan, (Form S-8 No. 33-44544) pertaining to the Wesco Auto Parts Corporation 1991 Christmas Bonus Plan, and the Wesco Auto Parts Corporation 1991 Incentive Stock Option Plan, and the Wesco Auto Parts Corporation 1990 Incentive Stock Option Plan; (Form S-8 No. 33-71380) pertaining to the Wesco Auto Parts Corporation Director's Stock Option Plans, Wesco Auto Parts Corporation Software Consultants Stock Option Plan and the Wesco Auto Parts Corporation Consultant's Compensation Plan; (Form S-3 No. 33-89810) pertaining to shares of Common Stock being offered for sale pursuant to outstanding Class C Warrants, outstanding Class D Warrants and offerings for sale by selling shareholders; and (Form S-3 No. 33-98838) pertaining to shares of Common Stock issuable upon conversion of outstanding 9.0% Adjustable Convertible Subordinated Notes), of our report dated September 19, 1996, relating to the consolidated balance sheets of Reddi Brake Supply Corporation and Subsidiaries as of June 30, 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended June 30, 1996, and the related schedule, which report appears in the June 30, 1996 annual report on Form 10-K of Reddi Brake Supply Corporation and Subsidiaries.

Our report dated September 19, 1996 contains an explanatory paragraph that states that the Company has suffered significant operating losses, used $7,976,653 of cash in operations in fiscal 1996 and does not expect to be in compliance with certain debt covenants in fiscal 1997 and has an accumulated deficit of $26,685,249 as of June 30, 1996. These matters raise substantial doubt about the entity's ability to continue as a going concern. Managements' plans in regard to these matters are also described in the notes to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



KPMG Peat Marwick LLP



Los Angeles, California
October 10, 1996